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                                                                     EXHIBIT 5.1


                               February 20, 2001


Proxim, Inc.
510 DeGuigne Drive
Sunnyvale, CA 94085

Re:  REGISTRATION STATEMENT ON FORM S-4
     ----------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission on or about February 8, 2001, (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 5,420,000 shares of your Common Stock, par value $0.001 per share (the "Shares"), to be issued to the stockholders of Netopia, Inc. ("Netopia") in connection with the merger of a wholly-owned subsidiary of Proxim, Inc. with and into Netopia. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken by you in connection with the issuance of the Shares pursuant to the merger described in the Registration Statement.

     Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation


                                        /s/ WILSON SONSINI GOODRICH & ROSATI